Effective December 2, 2013

WHISTLEBLOWER POLICY

Scorpio Tankers Inc. (the “Corporation”) is committed to high standards of ethical, moral and legal business conduct. The Corporation values input from its employees and expects all its directors, officers, employees and subsidiaries to adhere to a high standard of personal and professional integrity and to avoid any conduct that might reflect unfavourably upon the Corporation personnel or upon the Corporation itself. In line with the Corporation’s commitment to open communication, the Audit Committee of the Board of Directors of the Corporation (the “Committee”) has adopted this whistleblower policy (the “Policy”) to provide an avenue for employees, directors, officers, contractors, subcontractors and agents (“Employees”) to raise concerns without fear of retaliation for reports made in good faith.

I.	Scope

This Policy shall encompass:

•	The receipt, retention, and treatment of complaints, whether or not in anonymous form, received by the “Corporation” regarding accounting, internal accounting controls, auditing matters (“Accounting Matters”); and

•	The receipt, retention, and treatment of complaints, whether or not in anonymous form, received by the Corporation relating to, inter alia, breaches of the Company Code of Ethics (“Ethics Matters”).

Accounting Matters shall include but not be limited to, the following:

•	Fraud or deliberate error or omission in the preparation, evaluation, review or audit of any of the Corporation’s financial statements;

•	Fraud or deliberate error or omission in the recording and maintaining of the Corporation’s financial records;

•	Deficiencies in or noncompliance with the Corporation’s internal accounting controls;

•	Misrepresentation or a false statement to or by a senior officer or accountant regarding a matter contained in the Corporation’s financial records, financial statements or audit reports; and

•	Deviation from full and fair reporting of the Corporation’s financial condition.

II.	Submission of complaints

The Corporation will continue to encourage Employees in the first instance to address their concerns with their immediate supervisor or point of contact with the organization. Management will also maintain an ‘open door policy’ to address individuals’ complaints for resolution internally whenever possible.

For cases where the individual feels he or she cannot submit concerns through ‘usual channels’ the Corporation has selected EthicsPoint to provide a means for individuals to submit concerns regarding, Accounting Matters and Ethics Matters. EthicsPoint provides the Corporation with a website and a telephone hotline:

•	Website: www.scorpiotankers.ethicspoint.com

•	Telephone hotline: #1-866-879-0839

III.	treatment of complaints

The general counsel of the Corporation (the “General Counsel”) shall be designated by the Committee as the point of contact for concerns submitted via EthicsPoint. He shall report directly to the Committee relating to any submissions concerning Accounting Matters whereas for all Ethics Matters he shall report directly to the Nominating and Governance Committee (“Governance Committee”). Any further actions, investigation (whether internal or external) or resources such as outside counsel or other advisors shall be at the sole discretion of the Committee or the Governance Committee as the case may be. When requested by the party submitting the complaint, confidentiality will be maintained to the fullest extent possible consistent with the need to conduct an adequate review.

The Corporation will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any Employee in the terms and conditions of employment based upon any lawful actions of the Employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2012.

IV.	reporting and record retention

At each meeting of the Committee or the Governance Committee as the case may be, the General Counsel shall review any complaints received since the previous meeting; reference to this review shall be included in the Minutes of the meeting. The General Counsel shall also be responsible for verifying and maintaining the EthicsPoint website and telephone hotline.

Specific Complaints may require the immediate attention of the Committee or the Governance Committee as the case may be. If the General Counsel receives a complaint that he deems both credible and material in its allegations and reasonable consequences for the Corporation he shall immediately contact the Chairman of the Committee or the Chairman of the Governance Committee as the case may be.

V.	amendments

The Committee shall review the Policy annually and may amend it at any time, consistent with requirements of applicable laws, rules and regulations.